UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2020 (July 6, 2020)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock – par value $0.001 per share	REGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On July 6, 2020, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into a Base Agreement (the “Base Agreement”) and associated Project Agreement (the “Project Agreement”) with Advanced Technology International, Inc. (“ATI”), an entity acting on behalf of the Medical CBRN Defense Consortium (“MCDC”), under the authority of the Other Transaction Agreement No. W15QKN-16-9-1002 between ATI, on behalf of MCDC, and the U.S. Department of Defense (the Base Agreement, together with the Project Agreement, the “MCDC Agreement”), to manufacture and deliver to the U.S. Government the Company’s novel investigational dual antibody “cocktail” treatment, consisting of the two antibodies REGN10987 and REGN10933 (also known as REGN-COV2), or other fully human monoclonal antibodies (as monotherapies or a cocktail) as agreed to in writing between Regeneron and the U.S. Government, designed to prevent or treat COVID-19. The MCDC Agreement could result in payments to Regeneron of up to $450.2 million in the aggregate.

The MCDC Agreement requires Regeneron to produce and deliver to the U.S. Government drug product, with a specified minimum and maximum commitment for the total amount of filled and finished drug product delivered. Of the aggregate $450.2 million maximum amount payable to Regeneron under the MCDC Agreement, $445.0 million is payable for achievement of quarterly drug product manufacturing milestones and $5.2 million is payable for drug product storage. The MCDC Agreement provides for bulk manufacturing of the drug substance beginning in the summer of 2020 through the fall of 2020 and also provides for fill/finish and storage activities by Regeneron starting in the third quarter of 2020.

The MCDC Agreement contains terms and conditions that are customary for U.S. Government agreements of this nature, including provisions giving the U.S. Government the right to terminate the Base Agreement and/or the Project Agreement based on a reasonable determination that the project funded under the MCDC Agreement will not produce beneficial results commensurate with the expenditure of resources and that termination would be in the U.S. Government’s interest. If the Project Agreement is terminated prior to completion, Regeneron is entitled to be paid certain termination costs, including the price of any drug product manufactured under the MCDC Agreement and not yet paid, a prorated portion of the price for drug substance or drug product that is in-process (based on the stage of production), certain third-party reservation and cancellation fees, and certain raw material costs incurred by Regeneron. The performance period under the Project Agreement extends from June 30, 2020 through June 30, 2021.

The foregoing description of the MCDC Agreement is qualified in its entirety by reference to the full text of the MCDC Agreement. A copy of each of the Base Agreement and the Project Agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2020.

Item 7.01.  Regulation FD Disclosure.

There is no impact on Regeneron’s results of operations for the second quarter of 2020 as a consequence of entering into the MCDC Agreement. Regeneron will provide updated full year 2020 financial guidance, including the anticipated impact of the MCDC Agreement transaction on Regeneron’s results of operations, as part of Regeneron’s second quarter 2020 earnings announcement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

/s/ Joseph J. LaRosa
Joseph J. LaRosa
Executive Vice President, General Counsel and Secretary

Date: July 7, 2020